Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2013 THIRD-QUARTER RESULTS

•
Net income from continuing operations for the quarter was $10 million, or $0.34 per diluted share; excluding certain items, adjusted net income from continuing operations was $14.8 million, or $0.50 per diluted share

•	Company continues optimizing its cost structure in Europe and Australia and announces actions to adjust capacity in specialty powders facility in the Americas

•
Company updates full-year fiscal 2013 net income guidance, excluding certain items, to a revised range of $1.70 to $1.80 per diluted share, citing continued inconsistency in European markets and additional costs in Latin America

•	Company believes third-quarter challenges are temporary and not systemic in nature and, with a strong balance sheet, the Company is well-positioned for future growth

AKRON, Ohio - July 1, 2013 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today financial results for the fiscal 2013 third quarter ended May 31, 2013.

Summary of Third-Quarter Results
(In Millions, Except EPS)

	Q3 FY13	Q3 FY12	$ or lbs. Change	% Change
Volume (lbs.)	490.9	492.5	(1.6)	0%
Net Sales	$548.6	$563.1	$(14.5)	(3)%
Net Income from Continuing Operations	$10.0	$17.3	$(7.3)	(42)%
Adjusted Net Income from Continuing Operations*	$14.8	$20.7	$(5.9)	(29)%
EPS from Continuing Operations as Reported	$0.34	$0.59	$(0.25)	(42)%
EPS from Continuing Operations as Adjusted*	$0.50	$0.70	$(0.20)	(29)%

*The Company provides operating results exclusive of certain items such as costs related to acquisitions, restructuring related expenses and asset write-downs, as these costs are not indicative of the Company's ongoing core operations. The operating results presented in this manner are considered relevant to aid analysis and understanding of the Company's results and business trends. See note later in this release about the use of non-GAAP financial measures.

Joseph M. Gingo, Chairman, President and Chief Executive Officer, said, “The weak economic environment in Europe has lingered. We continue to face inconsistent order patterns in our European markets, but the strong performance of our Americas and Asia Pacific segments had helped to offset this challenge in prior periods; however, this did not occur during the fiscal 2013 third quarter, and we have taken the following actions to resolve current challenges:

•
In Brazil, we began streamlining our costs and consolidating two existing facilities into one new facility. However, the costs and disruption to our Latin American operations and the related requirements to service our customers during the transition were greater than anticipated, which resulted in a negative impact on our third-quarter results. The new plant will be operational during the fiscal 2014 first quarter and will better position us to meet customer demand in an efficient manner.

•
In Mexico, our operating costs increased as we anticipated improved local market demand that did not materialize. Additionally, we increased capacity needs to serve the shortfall in production caused by the Brazilian consolidation. We have taken actions to better align our capacity with demand; thus our cost structure in Mexico will be more competitive.

•
We continue to move our global Specialty Powders product family into higher value-added products and optimize our market position. As previously announced, in our Asia Pacific (APAC) segment we are selling our rotational compounding business in Brisbane, Australia. In June, we decided to downsize capacity in Grand Junction, Tennessee for an expected annual run rate savings of $1.5 million to $1.7 million in fiscal 2014.

•
As we've previously announced, we've implemented restructuring in EMEA, which is expected to generate approximately $4 million in annual run rate savings in fiscal 2014, bringing the total annualized run rate savings to approximately $10 million from actions taken since 2010.”

Fiscal Third-Quarter Results
The 2.6% decrease in net sales for the quarter was primarily a result of the continued sluggish economic environment in Europe, which was only partially offset by the incremental net sales and volume from recent acquisitions. Net sales were negatively impacted by a 2.2% decrease in price per pound and $1.9 million of foreign currency translation. The Company reported net income attributable to A. Schulman, Inc. for the third quarter of $5.2 million, or $0.18 per diluted share.
In the Europe, Middle East and Africa (EMEA) segment, net sales decreased 5.5% for the quarter compared with the prior-year period. Foreign currency translation negatively impacted net sales by $2.9 million. Overall, price per pound decreased 3.7% across nearly all product families as a result of increased competition, primarily in the specialty powder and distribution product families. As customer demand decreased, volume declined in all product families with the exception of the custom performance colors and masterbatch solutions product families. EMEA gross profit decreased by $1.9 million compared with the prior-year period. Foreign currency translation negatively impacted gross profit by $0.4 million.
Net sales for the Americas segment increased 3.7% for the quarter compared with the prior-year period due to incremental net sales of $9.8 million from the ECM Plastics, Inc. acquisition. Excluding the impact of ECM, net sales declined due to reduced volume in the engineered plastics and masterbatch solutions product families. Gross profit declined by 6.9% due to the unfavorable mix in the specialty powders product family along with increased costs in Mexico and Brazil. These factors were partially offset by the positive contribution of ECM. Foreign currency translation favorably impacted net sales by $0.6 million.

The Company's Asia Pacific (APAC) segment reported net sales which increased by 3.3% for the quarter compared with the prior-year period, largely due to a 14.7 % increase in price per pound across all product families which more than offset the decreased volume. Gross profit increased 8.2% compared with the fiscal 2012 third quarter.

Restructuring Activities
Given the economic environment in Europe, the Company announced further restructuring plans in its EMEA region during the quarter. As part of this restructuring, the EMEA regional team has reduced headcount. This action is expected to generate approximately $4 million in annual run rate savings in fiscal 2014.

As previously announced, the Company intends to sell its rotational compounding business in Brisbane, Australia. The Company has reflected the results of this business as discontinued operations in its financial statements. The operating results for this business were previously included in the Company's APAC segment. The Company expects to complete a sale within 12 months. This Australian business recorded revenue of approximately $25 million for fiscal 2012.

In addition, the Company is executing restructuring plans in the Americas region which includes optimizing its Grand Junction, Tennessee facility to better align capacity with demand. The Grand Junction portion of the project is expected to generate $1.5 million to $1.7 million in annual run rate savings in fiscal 2014. The Grand Junction facility primarily provides size reduction and custom powder services. As a result of this action in the U.S., the Company expects to reduce headcount by approximately 25 and to recognize charges of approximately $1 million related to restructuring costs and accelerated depreciation during the fourth quarter of fiscal 2013 and the first half of fiscal 2014.

Summary of Third-Quarter Operating Results
(In Millions, Except Operating Income per lb.)

	Q3 FY13	Q3 FY12	$ Change	% Change
Operating Income	$16.7	$23.4	$(6.7)	(29)%
Adjusted Operating Income*	$22.1	$28.1	$(6.0)	(21)%
Adjusted Operating Income Per lb.*	$0.045	$0.057	$(0.012)	(21)%

*The Company provides operating results exclusive of certain items such as costs related to acquisitions, restructuring related expenses and asset write-downs, as these costs are not indicative of the Company's ongoing core operations. The operating results presented in this manner are considered relevant to aid analysis and understanding of the Company's results and business trends. See note later in this release about the use of non-GAAP financial measures.

Gross profit for the quarter was $73.1 million excluding the effect of certain items, compared with $76.1 million a year ago. The decline in gross profit was primarily the result of global competitive pricing pressure, unfavorable mix in certain product families and increased manufacturing costs.
SG&A expenses for the quarter increased $3.0 million compared with the same period in the prior year, excluding the effect of certain items. The increase was primarily attributable to an incremental $1.0 million from recent acquisitions, increased pension expense of $0.5 million in the Company's EMEA region and higher bad debt expense of $0.6 million. During the quarter, the Company also continued to invest in infrastructure costs related to the newly established regional headquarters in Hong Kong and the new manufacturing facility in India.

Year-to-Date Results
For the nine months, net sales increased $32.5 million compared with the prior-year period. The increase was primarily a result of incremental net sales of $43.5 million and volume of 30 million pounds from the Elian and ECM acquisitions. Foreign currency translation negatively impacted net sales by $13.5 million.

The Company reported net income of $28.8 million and $39.7 million for the nine months ended May 31, 2013 and 2012, respectively. Net income from continuing operations was $33.9 million compared with $40.2 million for the comparable period last year. Excluding the effect of certain items such as restructuring-related charges, acquisition-related costs, asset impairments and income tax valuation allowance adjustments, year-to-date adjusted net income was $37.6 million, or $1.28 per diluted share, compared with $47.4 million, or $1.60 per diluted share, a year ago.

Working Capital/Cash Flow from Operations
Working capital days at May 31, 2013 decreased to 57 days compared with 59 days at May 31, 2012. Foreign currency translation, primarily the euro, negatively impacted working capital by approximately
$4 million.
Net cash provided from operations was $52.6 million and net cash provided from operations was $34.5 million for the nine months ended May 31, 2013 and 2012, respectively. The increase of $18.1 million in cash provided from operations was primarily due to improved working capital management.
The Company's cash and cash equivalents increased $6.1 million from August 31, 2012. This increase was driven primarily by cash provided from operations coupled with increased net borrowings on revolving credit facilities of $48 million, and proceeds from the sale of assets of $11.7 million. This was partially offset by the acquisition of ECM for $36.4 million in cash consideration, expenditures for capital projects of $20.5 million, repayment of the $30.0 million of senior notes in the United States, and dividend payments of $17.3 million.

Business Outlook
The Company is updating its adjusted earnings per share guidance to between $1.70 and $1.80 per diluted share for its fiscal year ending August 31, 2013.

“The challenges we experienced in the third quarter in Latin America are temporary and not systemic in nature. We will resolve them during the fiscal fourth quarter and we look forward to significant earnings growth in fiscal 2014. As always, we will continue to globally align our cost structure with demand and improve our product mix. With a strong balance sheet, solid cash flow generation and distinctive market position, I am confident that we can achieve our strategy to become a premier global specialty chemicals company through organic growth as well as acquisitions and opportunistically provide additional value to our shareholders through share repurchases and dividends,” stated Gingo.

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2013 third-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Tuesday, July 2, 2013, on the Company's website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the remainder of this fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 3,300 people and has 34 manufacturing facilities globally. A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company provides operating results exclusive of certain items such as costs related to acquisitions, restructuring related expenses and asset write-downs, as these costs are not indicative of the Company's ongoing core operations. The operating results presented in this manner are considered relevant to aid analysis and understanding of the Company's results and business trends, and the Company uses these financial measures to make decisions, assess performance and allocate resources.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-

looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended May 31,		Nine months ended May 31,
	2013	2012	2013	2012
	Unaudited (In thousands, except per share data)
Net sales	$548,589	$563,071	$1,596,114	$1,563,588
Cost of sales	475,766	487,016	1,391,113	1,354,718
Selling, general and administrative expenses	53,188	48,271	153,837	143,662
Restructuring expense	1,807	1,944	5,413	6,785
Asset impairment	1,121	2,586	1,619	2,586
Curtailment (gain) loss	—	(101)	333	(310)
Operating income	16,707	23,355	43,799	56,147
Interest expense	1,865	1,953	5,559	6,532
Interest income	(80)	(318)	(408)	(674)
Foreign currency transaction (gains) losses	139	(199)	676	410
Other (income) expense, net	(27)	(71)	(374)	(1,206)
Income from continuing operations before taxes	14,810	21,990	38,346	51,085
Provision (benefit) for U.S. and foreign income taxes	4,497	4,422	3,584	10,066
Income from continuing operations	10,313	17,568	34,762	41,019
Loss from discontinued operations, net of tax	(4,821)	(320)	(5,102)	(518)
Net income	5,492	17,248	29,660	40,501
Noncontrolling interests	(275)	(252)	(881)	(850)
Net income attributable to A. Schulman, Inc.	$5,217	$16,996	$28,779	$39,651

Weighted-average number of shares outstanding:
Basic	29,316	29,440	29,275	29,411
Diluted	29,477	29,569	29,421	29,585

Basic earnings per share of common stock attributable to A. Schulman, Inc.
Income from continuing operations	$0.34	$0.59	$1.16	$1.37
Loss from discontinued operations	(0.16)	(0.01)	(0.18)	(0.02)
Net income attributable to A. Schulman, Inc.	$0.18	$0.58	$0.98	$1.35

Diluted earnings per share of common stock attributable to A. Schulman, Inc.
Income from continuing operations	$0.34	$0.59	$1.15	$1.36
Loss from discontinued operations	(0.16)	(0.02)	(0.17)	(0.02)
Net income attributable to A. Schulman, Inc.	$0.18	$0.57	$0.98	$1.34

Cash dividends per common share	$0.195	$0.190	$0.585	$0.530

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	May 31, 2013	August 31, 2012
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$130,088	$124,031
Accounts receivable, less allowance for doubtful accounts of $10,222 at May 31, 2013 and $9,190 at August 31, 2012	322,872	304,698
Inventories, average cost or market, whichever is lower	272,744	247,222
Prepaid expenses and other current assets	46,081	32,403
Total current assets	771,785	708,354
Property, plant and equipment, at cost:
Land and improvements	27,666	28,739
Buildings and leasehold improvements	145,013	156,951
Machinery and equipment	348,597	363,811
Furniture and fixtures	38,174	39,404
Construction in progress	12,391	14,320
Gross property, plant and equipment	571,841	603,225
Accumulated depreciation and investment grants of $473 at May 31, 2013 and $579 at August 31, 2012	356,765	377,349
Net property, plant and equipment	215,076	225,876
Other assets:
Deferred charges and other noncurrent assets	53,683	41,146
Goodwill	138,187	128,353
Intangible assets, net	94,481	90,038
Total other assets	286,351	259,537
Total assets	$1,273,212	$1,193,767
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$280,133	$248,069
U.S. and foreign income taxes payable	5,086	4,268
Accrued payroll, taxes and related benefits	40,003	42,275
Other accrued liabilities	47,576	37,282
Short-term debt	7,213	35,411
Total current liabilities	380,011	367,305
Long-term debt	221,017	174,466
Pension plans	96,671	92,581
Other long-term liabilities	26,758	29,324
Deferred income taxes	21,223	22,402
Total liabilities	745,680	686,078
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,096 shares at May 31, 2013 and 47,958 shares at August 31, 2012	48,096	47,958
Additional paid-in capital	263,336	259,253
Accumulated other comprehensive income (loss)	(1,724)	(5,921)
Retained earnings	582,671	571,205
Treasury stock, at cost, 18,683 shares at May 31, 2013 and 18,649 shares at August 31, 2012	(371,912)	(371,099)
Total A. Schulman, Inc.’s stockholders’ equity	520,467	501,396
Noncontrolling interests	7,065	6,293
Total equity	527,532	507,689
Total liabilities and equity	$1,273,212	$1,193,767

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended May 31,
	2013	2012
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$29,660	$40,501
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	22,489	21,860
Amortization	8,665	6,937
Deferred tax provision	(8,879)	(7,414)
Pension, postretirement benefits and other deferred compensation	6,465	4,327
Asset impairment	5,619	2,586
Curtailment (gain) loss	333	(310)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,123)	(6,501)
Inventories	(18,841)	(31,161)
Accounts payable	27,092	16,726
Income taxes	(1,157)	(6,123)
Accrued payroll and other accrued liabilities	2,034	(11,305)
Other assets and long-term liabilities	(7,780)	4,380
Net cash provided from (used in) operating activities	52,577	34,503
Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(20,518)	(27,505)
Proceeds from the sale of assets	11,745	1,255
Business acquisitions, net of cash acquired	(36,360)	(64,918)
Net cash provided from (used in) investing activities	(45,133)	(91,168)
Financing from continuing and discontinued operations:
Cash dividends paid	(17,313)	(15,352)
Increase (decrease) in short-term debt	(28,086)	(5,623)
Borrowings on revolving credit facilities	133,950	166,830
Repayments on revolving credit facilities	(85,950)	(139,769)
Borrowings on long-term debt	147	130
Repayments on long-term debt	(3,291)	(3,512)
Cash distributions to noncontrolling interests	—	(580)
Issuances of stock, common and treasury	1,469	1,079
Redemptions of common stock	(397)	(375)
Purchases of treasury stock	(1,021)	(21,474)
Net cash provided from (used in) financing activities	(492)	(18,646)
Effect of exchange rate changes on cash	(895)	(10,989)
Net increase (decrease) in cash and cash equivalents	6,057	(86,300)
Cash and cash equivalents at beginning of period	124,031	155,753
Cash and cash equivalents at end of period	$130,088	$69,453

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

	Three months ended May 31,		Nine months ended May 31,
	2013	2012	2013	2012
	(In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$5,217	$16,996	$28,779	$39,651
Loss from discontinued operations, net of tax	(4,821)	(320)	(5,102)	(518)
Net income from continuing operations	$10,038	$17,316	$33,881	$40,169
Certain items, net of tax:
Asset write-downs (1)	1,386	1,917	2,417	1,917
Costs related to acquisitions (2)	890	147	1,799	952
Restructuring related (3)	2,472	1,556	5,554	4,904
Inventory step-up (4)	—	53	138	451
Tax benefits (charges) (5)	(17)	(260)	(6,177)	(967)
Total certain items, net of tax	$4,731	$3,413	$3,731	$7,257
Non-GAAP	$14,769	$20,729	$37,612	$47,426

Non-GAAP diluted EPS	$0.50	$0.70	$1.28	$1.60

Weighted-average number of shares outstanding -diluted	29,477	29,569	29,421	29,585

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure.

4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustments to the Italian valuation allowance in fiscal 2012 and the adjustments to the Germany and Brazil valuation allowances in fiscal 2013.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended May 31,		Nine months ended May 31,
	2013	2012	2013	2012
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	303,662	309,200	875,393	882,292
Americas	162,411	155,705	479,060	439,415
APAC	24,805	27,548	69,779	73,645
Total pounds sold to unaffiliated customers	490,878	492,453	1,424,232	1,395,352

Net sales to unaffiliated customers
EMEA	$362,847	$383,852	$1,056,533	$1,069,304
Americas	152,535	147,059	446,314	404,685
APAC	33,207	32,160	93,267	89,599
Total net sales to unaffiliated customers	$548,589	$563,071	$1,596,114	$1,563,588

Segment gross profit
EMEA	$47,669	$49,612	$130,701	$133,926
Americas	19,796	21,273	59,272	60,796
APAC	5,679	5,250	16,169	14,825
Total segment gross profit	73,144	76,135	206,142	209,547
Inventory step-up	—	(80)	(138)	(677)
Accelerated depreciation and restructuring related	(321)	—	(1,003)	—
Total gross profit	$72,823	$76,055	$205,001	$208,870

Segment operating income
EMEA	$20,222	$23,413	$47,888	$57,953
Americas	5,340	7,869	18,977	19,323
APAC	2,738	2,969	8,231	8,242
Total segment operating income	28,300	34,251	75,096	85,518
Corporate and other	(6,192)	(6,195)	(19,651)	(18,567)
Total operating income before certain items	22,108	28,056	55,445	66,951
Costs related to acquisitions	(849)	(192)	(1,837)	(1,066)
Restructuring related	(3,166)	(1,944)	(6,772)	(6,785)
Accelerated depreciation	(265)	—	(947)	—
Asset impairment	(1,121)	(2,586)	(1,619)	(2,586)
Curtailment gain (loss)	—	101	(333)	310
Inventory step-up	—	(80)	(138)	(677)
Operating income	16,707	23,355	43,799	56,147
Interest expense, net	(1,785)	(1,635)	(5,151)	(5,858)
Foreign currency transaction gains (losses)	(139)	199	(676)	(410)
Other income (expense), net	27	71	374	1,206
Income from continuing operations before taxes	$14,810	$21,990	$38,346	$51,085

Capacity utilization
EMEA	81%	87%	77%	81%
Americas	67%	70%	65%	67%
APAC	66%	89%	69%	82%
Worldwide	74%	80%	71%	75%